UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2024

RED ROCK RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37754	47-5081182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	RRR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement

Indenture

On March 14, 2024, Red Rock Resorts, Inc.’s consolidated subsidiary, Station Casinos LLC (the “Company”), issued $500 million aggregate principal amount of 6.625% Senior Notes due 2032 (the “Notes”) pursuant to an indenture, dated as of March 14, 2024 (the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and Deutsche Bank Trust Company Americas, as trustee. Interest on the Notes will be paid every six months in arrears on March 15 and September 15, commencing September 15, 2024.

The Notes and the related guarantees are the Company’s and the Guarantors’ general senior unsecured obligations. The Notes and the related guarantees rank senior in right of payment to all our existing and future debt that is expressly subordinated in right of payment to the Notes and the guarantees and equally in right of payment with all the Company’s and the Guarantors’ existing and future senior liabilities. The Notes and the guarantees are effectively subordinated to any of the Company’s and the Guarantors’ existing and future debt that is secured by senior or prior liens on the collateral, including indebtedness under the Company’s New Credit Facilities (defined below) and other secured debt permitted to be incurred pursuant to the terms of the Indenture governing the Notes, to the extent of the value of the collateral securing such indebtedness. The Notes and the guarantees are structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries that do not guarantee the Notes.

On or after March 15, 2027, the Company may redeem all or any part of the Notes, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on March 15 of the years indicated below:

Year	Percentage
2027	103.313%
2028	101.656%
2029 and thereafter	100.000%

Prior to March 15, 2027, the Company may at any time redeem some or all of the Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, plus a make-whole premium. In addition, the Company may redeem up to 40% of the aggregate principal amount of the Notes before March 15, 2027, with the net cash proceeds from certain equity offerings.

If the Company experiences certain change of control events (as defined in the Indenture governing the Notes), it must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

If the Company sells assets under certain circumstances and does not use the proceeds for specified purposes, the Company must offer to repurchase the Notes at 100% of their principal amount thereof, plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable repurchase date.

The Indenture governing the Notes contains certain covenants limiting, among other things, the Company’s and its restricted subsidiaries’ ability and the ability of its subsidiaries (other than its unrestricted subsidiaries) to:

•	pay dividends or distributions (other than customary tax distributions) or make certain other restricted payments or investments;

•	incur or guarantee additional indebtedness or issue disqualified stock or create subordinated indebtedness that is not subordinated to the Notes or the guarantees;

•	create liens;

•	transfer and sell assets;

•	merge, consolidate, or sell, transfer or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates;

•	engage in lines of business other than its core business and related businesses; and

•	create restrictions on dividends or other payments by our restricted subsidiaries.

These covenants are subject to a number of exceptions and qualifications as set forth in the Indenture governing the Notes. The Indenture governing the Notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such Notes to be declared due and payable.

The Company used, or intends to use, the net proceeds of the sale of the Notes, together with the borrowings under the Company’s New Term B Loan (defined below) and $200.0 million of borrowings under the New Revolving Credit Facility (defined below), to (i) refinance all loans and commitments outstanding under that certain Credit Agreement dated as of June 8, 2016, among the Company, the subsidiary guarantors party thereto, Deutsche Bank AG Cayman Islands Branch, as administrative agent and collateral agent, and the lenders party thereto (as amended, restated, supplemented or otherwise modified prior to March 14, 2024, the “Existing Credit Agreement”), (ii) pay fees and costs associated with such transactions and (iii) for general corporate purposes.

The foregoing description is qualified in its entirety by reference to the full text of the Indenture governing the Notes, filed as Exhibit 4.1 hereto and incorporated by reference herein.

Amended and Restated Credit Agreement

On March 14, 2024, the Company, the subsidiary guarantors party thereto, Deutsche Bank AG Cayman Islands Branch, as administrative agent and collateral agent, and the lenders party thereto entered into an Amended and Restated Credit Agreement (the “Credit Agreement”), which amended and restated the Existing Credit Agreement and pursuant to which the Company (a) incurred (i) a new senior secured term “B” loan facility in an aggregate principal amount of $1,570.0 million (the “New Term B Facility” and the term “B” loans funded thereunder, the “New Term B Loan”) and (ii) a new senior secured revolving credit facility in an aggregate principal amount of $1,100.0 million (the “New Revolving Credit Facility” and, together with the New Term B Facility, the “New Credit Facilities”), and (b) made certain other amendments to the Existing Credit Agreement as set forth therein.

The New Revolving Credit Facility will mature on March 14, 2029. The New Term B Facility will mature on March 14, 2031.

The Credit Agreement allows the Company to request one or more incremental term loan facilities, incremental revolving credit facilities and/or increases to the New Term B Loan or the New Revolving Credit Facility under the Credit Agreement in an aggregate amount of up to the sum of (x) the greater of $750.0 million and 1.00 times Consolidated EBITDA (as defined in the Credit Agreement) plus (y) the amount of certain voluntary prepayments of indebtedness plus (z) such additional amount so long as the Company’s total secured net leverage ratio on a pro forma basis would not exceed 4.00 to 1.00 or, if incurred in connection with a permitted acquisition or other permitted investment, the total secured net leverage ratio immediately prior to the incurrence of such loans, in each case, subject to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

All borrowings under the New Credit Facilities are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties subject to certain exceptions.

Borrowings under the New Credit Facilities bear interest at a rate equal to, at the Company’s option, either (a) the forward-looking Secured Overnight Financing Rate term rate published two (2) U.S. government securities business days prior to the commencement of the applicable interest period (“Term SOFR”), subject to a floor of 0.0% or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the administrative agent’s “prime rate” and (iii) the one-month Term SOFR rate plus 1.00%, in each case plus an applicable margin. Such applicable margin is (x) in the case of the New Revolving Credit Facility, 1.50% per annum in the case of any Term SOFR loan and 0.50% in the case of any base rate loan, subject to one 0.25% step-up based on the Company’s total secured net leverage ratio and (y) in the case of the New Term B Loan, 2.25% per annum in the case of any Term SOFR loan and 1.25% in the case of any base rate loan. Additionally, the Company is required to pay a commitment fee in respect of any unused commitments under the New Revolving Credit Facility in the amount of 0.30% per annum of principal amount of the commitments of all lenders. The Company is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for Term SOFR revolver borrowings on the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% per annum of the daily stated amount of such letter of credit. The Company is required to make quarterly amortization payments in an annual amount equal to 1.00% of the original aggregate principal amount of the New Term B Loan, with the balance payable at maturity, unless otherwise reduced by prepayment. The Company is also required to make mandatory payments of amounts outstanding under the New Credit Facilities with the proceeds of certain casualty events, debt issuances and asset sales and, depending on its consolidated total net leverage ratio and commencing with the first full fiscal year of the Company to occur after the closing date of the Credit Agreement, the Company is required to apply a portion of its excess cash flow to repay amounts outstanding under the New Term B Loan, which would reduce future principal payments.

Borrowings under the New Credit Facilities are guaranteed by all of the Company’s existing and future material wholly-owned restricted subsidiaries and are secured by pledges of all of the equity interests in the Company and its material restricted subsidiaries, a security interest in substantially all of the personal property of the Company and the subsidiary guarantors, and mortgages on the material real property and improvements owned or leased by certain of the Company’s subsidiaries, in each case, subject to customary and other exceptions.

The New Revolving Credit Facility requires compliance on a quarterly basis with a maximum total secured net leverage ratio test of 5.00 to 1.00. For purposes of determining compliance with such financial maintenance covenant for any fiscal quarter, the Company may exercise an equity cure by issuing certain permitted securities for cash or otherwise receiving cash contributions to the Company’s capital that will, upon the Company’s receipt of such cash, be included in the calculation of Consolidated EBITDA for the purpose of such financial maintenance covenant. The equity cure right may not be exercised in more than two fiscal quarters during any period of four consecutive fiscal quarters or more than five fiscal quarters during the term of the New Credit Facilities. Under the Credit Agreement, we may also be required to meet specified leverage ratios or cash interest coverage ratios in order to take certain actions, such as incurring certain debt or making certain acquisitions. In addition, the Credit Agreement includes negative covenants, subject to certain exceptions, restricting or limiting the Company’s ability and the ability of its restricted subsidiaries to, among other things: (i) make non-ordinary course dispositions of assets; (ii) participate in certain mergers and acquisitions; (iii) make dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt; (iv) incur indebtedness; (v) make certain loans and investments; (vi) create liens; (vii) transact with affiliates; (viii) change the business of the Company and its restricted subsidiaries; (ix) enter into negative pledges or restrictions on the ability of restricted subsidiaries to pay dividends or make distributions and limitations; and (x) change the fiscal year.

The foregoing description is qualified in its entirety by reference to the full text of the credit agreement governing the New Credit Facilities, filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following material is being furnished as an exhibit to the Current Report on Form 8-K.

Exhibit Number	Description

4.1	Indenture, dated as of March 14, 2024, among Station Casinos LLC, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee.

10.1	Amended and Restated Credit Agreement, dated as of March 14, 2024, among Stations Casino, LLC, the guarantors party thereto, Deutsche Bank AG Cayman Islands Branch, as administrative agent and collateral agent, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Red Rock Resorts, Inc.

Date: March 14, 2024	By:	/s/ Stephen L. Cootey
Stephen L. Cootey
Executive Vice President, Chief Financial Officer and Treasurer